Exhibit (p)(9)

Applicable Rules and Regulations:

Investment Advisers Act of 1940

•	Section 206

•	Rule 204A-1

Securities Exchange Act of 1934

•	Section 21F

Code of Ethics

Background

A registered investment adviser has a fiduciary relationship with its clients thus owes them the duty of loyalty, good faith and fair dealing. The following Code of Ethics has been developed to assist in meeting those duties.

This Code of Ethics applies to Supervised Persons and is expected to be abided by both in word and in spirit. Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the RIA’s Chief Compliance Officer or any member of her/his compliance team.

The objective of the Code of Ethics is to (1) educate Supervised Persons as to the laws governing their conduct; (2) reinforce to them that they are in a position of trust and must act with complete propriety; (3) protect the RIAs’ reputation; (4) mitigate securities law violations; and (5) to protect Clients by deterring Supervised Persons misconduct.

Fiduciary Duty to Clients

Background

An investment adviser’s fiduciary obligations are not contained within the Advisers Act, but come from views expressed by the Supreme Court in SEC v. Capital Gains Research. Those views are:

•	Duty to Disclose — Advisers have an obligation to disclose all material facts about the advisory relationship. The word “material” in this context usually means that there is a substantial likelihood that a reasonable Client would attach importance to it.

•	Duty to Put Clients’ Interests First — Advisers are to act only in the best interests of Clients. When there is a conflict between what would be best for the adviser versus what would be best for its Client, the adviser is always to act in accordance with the Client’s best interest.

•	Duty to be Fair — Advisers are to treat each Client fairly; not benefit one Client to disadvantage another. Advisers that manage multiple accounts with substantially similar investment objectives and restrictions have a fiduciary obligation to treat each account fairly and not favor certain accounts over others by making different investment recommendations or decisions for different accounts.

•	Duty of Care — Advisers are to make suitable recommendations to their Clients. This includes making a reasonable attempt to obtain such things as a Client’s personal and financial situation, investment objective, and risk tolerance, before providing investment advice.

Policy

Each RIA has a fiduciary duty to Clients, which is met by:

•	Making suitable recommendations based on the Clients’ particular facts and circumstances (e.g., personal information and financial situation), financial circumstances and investment objectives; or, if a Client declines to provide such information, determining if prudent assumptions can be made for the information not disclosed and providing prudent recommendations based on those assumptions about the Client.

•	Having an adequate basis and support for any and all recommendations, representations, and forecasts.

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•	Treating all Clients fairly and equitably.

•	Disclosing material facts and conflicts of interest, and providing sufficient information for a Client to make a fully-informed decision about hiring or retaining the adviser to perform advisory services.

•	Complying with applicable securities laws, including, but not limited to, the Advisers Act, Gramm-Leach- Bliley (“GLB”) Act, Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and the Securities Exchange Act of 1934 (“Exchange Act”).

In addition, each RIA and Supervised Person are subject to broad anti-fraud provisions that prohibit (1) employing any device or scheme to defraud a Client, (2) making any untrue or misleading statement to a Client or omitting to state a material fact, (3) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client, or, (4) engaging in any manipulative act or practice with respect to a Client.

A breach of any of the above items may expose each RIA and Supervised Person to federal or state disciplinary actions, or potential criminal and civil liability.

Responsibility

s Supervised Persons are responsible for performing their duties in a manner consistent with the RIAs’ fiduciary duties, and avoids any activities prohibited under the anti-fraud provisions described above. If questions arise, Supervised Persons should contact the Chief Compliance Officer ore her/his compliance team.

Professional Responsibilities

Background

Supervised Persons should possess qualifications adequate for the duties they perform, such as the appropriate level of experience and education. Supervised Persons should also demonstrate attributes that are commensurate with high moral standards and ethical conduct, such as honesty, integrity, and prudent judgment.

Policy

To exhibit high moral standards, professionalism, and ethical conduct, Supervised Persons are prohibited from:

•	Guaranteeing investment performance.

•	Falsely stating or misrepresenting his or her credentials (e.g., professional designation or education).

•	Selling products or services by means of any manipulative, deceptive or fraudulent device.

•	Stating or implying that the SEC, the Department of Labor (“DOL”), the Financial Industry Regulatory Authority (“FINRA”), or any other federal or state regulatory body endorses or approves the products or services offered by the RIA.

•	Rendering legal or tax advice to Clients on behalf of the RIA.

•	Communicating confidential or non-public information about the RIA or its Clients to persons outside of the RIA, provided, however, that RIA Employees may communicate such confidential or non-public information to Outsourced Persons on an ‘as needed basis’ for them to perform services on behalf of the RIA.

•	Communicating confidential or non-public information about Morningstar, Inc. or its affiliates to persons outside of those entities, without prior consent of Morningstar, Inc.’s General Counsel.

•	Communicating information to Clients that is based solely on rumor or speculation.

•	Buying or selling a publicly-traded security while in possession of inside information or tipping such inside information to others.

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•	Signing a Client’s name to any document, even if the Client gives permission to do so.

•	Instructing the Client to pay them directly for services rendered by the RIA.

•	Accepting cash, checks or other forms of payment from a Client that is made payable to the Supervised Person.

•	Lending money to a Client, or borrowing money or securities from a Client.

•	Settling a Client complaint without following the process described in the Customer Complaints section of this manual.

•	Stating or implying that the RIA’s products or services are offered by Morningstar, Inc., or stating or implying that the RIA Employee is employed by Morningstar, Inc.

•	Becoming an employee of or serving as a director of an unaffiliated company.

•	Acquiring or deriving personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of the Supervised Persons’ duties within or in support of the RIA or his or her association with Client.

Responsibility

Each Supervised Person is responsible for ensuring that all business-related communications are (1) written in a professional and courteous manner, (2) free of any inaccurate or misleading statements, (3) carefully drafted to mitigate any misunderstanding, and (4) consistent with the above-stated policies.

All Supervised Persons are responsible for performing their duties in a manner that exhibits high moral standard and ethical conduct, and avoids any prohibited activities described above. If questions arise, Supervised Person should contact the Compliance Department for guidance and clarification.

Public Speaking Engagements

Policy

RIA Employees occasionally may be asked to make public statements, such as speaking at public events, participating in webcasts, or giving interviews. As such, RIA Employees are to adhere to the guidelines set forth in the Professional Responsibilities section above in addition to the following:

•	Public statements should be given by senior investment professionals, sales professionals, researchers, economists, or members of senior management. If other persons are invited to give public statements, they should obtain prior approval from their manager and the Compliance Department before proceeding.

•	Interview questions, scripts, or talking points should be reviewed and approved by the Compliance Department in advance when possible.

•	Final versions of any recorded engagements, or transcripts, should be reviewed and approved by the Compliance Department prior to release when possible.

•	For videos that are produced in Morningstar’s in-house studio, a member of the compliance staff should be present during the recording when possible.

•	Presentations, handouts, or other materials provided to outside parties in relation to such public statements should be submitted to the Compliance Department for review prior to dissemination.

Responsibility

RIA Employees are responsible for ensuring that the public speaking policy is followed.

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Clients’ Non-Public Information

Background

RIA Employees are required to hold individual Clients’ non-public, personal information strictly confidential and take all reasonable measures to preserve confidentiality. An individual’s sensitive information includes such things as their personally identifiable information or financial situation, the portfolio they are invested in, the transaction history of their account, and forthcoming rebalancing or reallocation decisions. In addition, RIA Employees are required to hold institutional Clients’ non-public information strictly confidential and take all reasonable measures to preserve confidentiality. An institutional Client’s sensitive information includes such things as financial information, underlying portfolio holdings, and intellectual property. All Clients’ non-public confidential information is hereafter referred to as “sensitive information.”

Policy

To mitigate sensitive information from being made available to persons who do not need to know such information to perform their assigned tasks, RIA Employees are to:

•	Take precautions when providing sensitive information through email or over the phone.

•	Refrain from discussing sensitive information in public places, such as elevators, hallways, or at social gatherings.

•	Avoid use of speaker phones in areas where unauthorized persons may overhear conversations.

•	Avoid exposing documents containing sensitive information to areas where they may be read by unauthorized persons.

•	Store documents containing sensitive information in a secure location when they are not in use.

•	When discarding documents that contain sensitive information (provided they do not need to be retained under the rules for retention of books and records), ensure that they are discarded and destroyed in a secure manner.

•	Lock all electronic devices (computers, phones, tablets, etc.) which may contain sensitive information when such devices are not in use, and use password protection to unlock such devices.

•	Use strong passwords that contain a combination of letters, numbers and special characters that cannot be easily guessed.

•	Refrain from giving passwords to others or saving passwords in a place that can be accessed by others.

•	Refrain from using unsecured wireless networks when accessing or using sensitive information.

•	Exercise care in faxing sensitive information, notifying the recipient of the information by phone or email that the material is being sent.

To accomplish this policy, the practice of each RIA is to:

•	Limit the number of RIA Employees with access to sensitive information.

•	Place servers with sensitive information in a secure location and in a controlled environment.

•	Limit the number of RIA Employees that have access to the secure location where servers are maintained.

•	Lock access to a system with sensitive information if the user fails to enter the correct password within a certain number of tries.

•	Require the use of encryption and/or password protection (as available) on electronic devices used to access sensitive information.

•	Adhere to the Information Security Policies and Standards implemented by the Morningstar, Inc. Information Security Department.

•	Adhere to procedures outlined under the Cybersecurity section of this Manual.

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Although maintaining the confidentiality of sensitive information is of utmost importance, it does not preclude RIA Employees from their duty to report any suspected illegal activities by Clients or an intermediary (e.g., a Client’s investment adviser representative) to the Compliance Department.

Responsibility

RIA Employees are responsible for complying with the above guidelines and performing their duties in a manner that will protect a Client’s sensitive information.

In those situations where an Outsourced Person needs access to Client’s non-public confidential information to perform its assigned duties/responsibilities, that Outsourced Person must comply with the above guidelines.

Gifts and Entertainment

Background

To maintain independence and objectivity, giving or receiving gifts to/from Clients should be limited to those amounts that are so minimal in value that one’s independence/objectivity would not be called into question.

Definitions

Gifts include (1) gift baskets or perishable items, (2) logo-stamped promotional items valued at more than $30, (3) entertainment, including meals, tickets to sporting and theater events, which are extraordinary, excessive, or at which representatives of both the RIA and the Client are not in attendance, and (4) travel/lodging.

Policy

Gifts to Clients

Supervised Persons should not give a gift or cause a gift to be given that is intended or would be reasonably judged to have the likely effect of causing the recipients to act in a manner that is inconsistent with their fiduciary duty or make them feel beholden to the RIA or the Supervised Person. Therefore, gifts to Clients are limited to $100 or less per person per calendar year from each RIA.

In determining the value of a gift, the higher of the cost or market value should be used. The $100 gift limit is exclusive of sales tax, shipping and delivery fees. Cash gifts (including cash gift cards) are strictly prohibited.

For a gift sent to multiple recipients, the value of the gift is to be pro-rated. For example, if a gift basket valued at $250 is sent to a Client’s marketing department that consists of five employees, for purposes of the $100 gift limit, each person will be reflected as receiving a $50 gift.

Promotional items such as pens, notepads, golf balls and other logo-stamped items whose value in total is $30 or less per person per calendar year will not be counted toward the $100 gift limit. However, promotional items valued at greater than $30 will count toward the $100 gift limit even if such items are stamped with the RIA’s logo.

To monitor gift giving activities, Supervised Persons are required to document gifts given to existing or prospective Clients or their representatives using Concur (accounting software used by corporate accounting). This documentation, at a minimum, should include:

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•	Recipient name(s) and employer name

•	A description of the gift given

•	The higher of cost or market value

•	Date the gift was given

For sponsorship of a marketing event by a RIA in which a Supervised Person and/or the Client is NOT present, the sponsorship value will be counted toward the $100 gift limit. The Supervised Person is not allowed to send cash or check directly to the event’s sponsor; the event sponsor should send an invoice to the RIA for proper processing through Morningstar’s accounting department. An RIA employee must report the sponsorship, including the name of the Client, the date of the event and the type of event that took place to the Compliance Department.

All RIA sponsored drawings must be pre-approved by the Compliance Department, and all prizes given during approved drawings are subject to the $100 gift limit and must be reported.

Lastly, Supervised Persons are to comply with the Foreign Corrupt Practices Act, which allows only low-value gifts to overseas officials, political parties, and candidates.

The following gifts are exempt from the $100 per person per calendar year from each RIA gift limit:

•	Ordinary, infrequent, non-excessive business-related meals or entertainment (includes non-major sporting and theater events) where representatives of both the RIA and the Client are present.

•	For RIA-hosted events, the business-related meal or entertainment is required to be reported and is to include all applicable transportation and lodging expenses that were incurred in conjunction with the business meal or entertainment. This report must be approved, at a minimum, by the Supervised Persons’ manager and should list the attendees and their employer. The expense report is to include an itemized list of Clients or Client representatives (including their company name and title) in attendance.

•	For Client-hosted events, information regarding the event, including approximate value and a list of RIA- and Client-representatives in attendance, is to be reported.

•	Sponsorship of a marketing event in which representatives of both the RIA and the Client are present.

•	Logo-stamped promotional items such as pens, notepads, golf balls, and hats whose value in total is $30 or less.

•	Personal gifts (including cash) such as a wedding gift, retirement gift or a congratulatory gift for the birth of a child provided they are not in relation to the business of the employer of the recipient.

•	In determining whether a gift is “in relation to the business of the employer of the recipient,” the Compliance Department will consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the Supervised Person personally paid for the gift.

•	If the RIA bears the cost of a gift, either directly or by reimbursing the Supervised Person, the gift will be counted towards the $100 gift limit.

NOTE: Cash gifts are strictly prohibited, except as noted above.

If in doubt or if a specific situation is not covered above, please contact the Compliance Department.

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Gifts from Clients

Supervised Persons may not accept from Clients gifts more than $100 per calendar year per Client.

•	This restriction does not include occasional, non-excessive business meals, tickets to a non-major sporting event or other similar entertainment if a Client representative is present. However, the Supervised Person must report their attendance at such event, including the name of the Client, the date of the event and the type of activity that took place (i.e., business meal, baseball game) to the Compliance Department, via the compliance reporting system.

•	Supervised Persons should not accept any gift—even if it is under $100—if it is intended or could be reasonably judged as causing the RIA to act in a manner that is inconsistent with its fiduciary duty or make the Supervised Person feel beholden to the Client or its representatives.

•	Receipt of cash gifts (including gift cards) are strictly prohibited in any amount.

•	Logo-stamped promotional items such as pens, notepads, golf balls, and hats of the Client whose value in total is $30 or less are not counted against the $100 gift limit.

•	In the event that a gift is sent unbeknownst to the Supervised Person by mail or delivery courier and the value is estimated to be $100 or more, the Supervised Person is to contact his or her manager immediately. If the value is estimated to be $100 or more, the recipient will arrange for the return of the gift to the offeror, or for the gift to be donated to charity at the discretion of the manager. The Supervised Person should report the gift through the compliance reporting system including the date the gift was sent back to the offeror or given to charity (if the latter, provide the name of the charity).

•	Gifts received in which the recipient is a group (e.g., client services group), the manager of that group will pro-rate the value of the gift across all members of the group. The manager is also responsible for reporting the gift via the compliance reporting system.

The following gifts are exempt from the $100 per Supervised Person per calendar year gift limit:

•	Personal gifts (including cash and gift cards) such as a wedding gift, retirement gift or a congratulatory gift for the birth of a child provided they are not in relation to the Supervised Person’s or RIA’s business with the Client.

•	In determining whether a gift is “in relation to the Associated Person’s or RIA’s business with the Client,” the Compliance Department will consider a number of factors, including the nature of any personal or family relationship between the person giving the gift and the Associated Person, and whether the Client personally sent the gift, or sent the gift on behalf of the Client’s employing entity.

•	If the Client’s employing entity appears to have underwritten the cost of a gift, the gift will be counted towards the $100 gift limit.

Each Supervised Person is prohibited from actively soliciting for themselves or the RIA gifts, meals, entertainment or travel/lodging expenses from a Client, service provider, fund company or any other entity with which the RIA does business.

Supervised Persons should not accept gifts directly from fund companies or exchange-traded fund sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms unless they are the occasional perishable food items (e.g., popcorn) or promotional items estimated to be under $30. Likewise, Supervised Persons should not accept offers from fund companies or ETF sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms, to pay travel, hotel, and other costs associated with a seminar or conference attended by the Supervised Persons. For avoidance of doubt, the prohibitions contained in this paragraph pertain to those fund companies or exchange-traded fund sponsors who are not Clients of the

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RIAs. For fund companies and exchange-traded fund sponsors who are Clients of the RIAs, the policies for Clients apply.

In order to monitor gifts received, Supervised Persons must document gifts received from Clients via the compliance reporting system.

Responsibility

All Supervised Persons are responsible for adhering to the gifts and entertainment policies described above. If questions arise, contact the Compliance Department for guidance and clarification.

Conflicts of Interest

Background

As a fiduciary, a RIA has an affirmative duty to act in the best interests of its Clients. Compliance with this duty can be supported by avoiding conflicts of interests and, if they can’t be avoided, fully disclosing all material facts concerning any conflict that may arise.

In general, conflicts of interests are those situations when the interests of the Supervised Person or the RIA differ from the interests of the Client. An activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to a Client or Clients.

If through an advisory program, Clients’ assets are invested in an investment company (e.g., open-end mutual fund), the adviser has a fiduciary duty to inform that by doing so the Client is subject to two layers of fees; one for an investment adviser managing the Client’s advisory program account and the other because of investing in an underlying investment company (i.e., investment company’s expense ratio).

If an adviser recommends an investment in an investment company that is managed by the adviser or an affiliate, the adviser, must also inform the Client that the adviser or its affiliate will receive both layers of fees.

Please note that an adviser’s recommendation of a proprietary fund is prohibited for ERISA accounts unless the adviser follows applicable prohibited transaction exemptions.

Policy

Conflicts of interests, both personal and business-related, are to be disclosed within each RIA’s Form ADV, Part 2. Each RIA will disclose in its Form ADV, Part 2 that Clients investing in investment companies will pay two layers of fees—one layer pertaining to the investment company’s fees and expenses and the other layer pertaining to the RIA’s advisory fees. Other means of such disclosure may include marketing materials or verbal communications with Clients or prospective Clients.

Each RIA should not favor the interests of one Client or one group of Clients over others (e.g., larger accounts over smaller accounts, accounts of Supervised Persons or their immediate family over other accounts, and accounts that produce higher compensation for the adviser over others).

Each Supervised Person should promptly report to the Compliance Department any situation or transaction that is believed to be an actual or potential conflict of interest.

Supervised Persons are strictly prohibited from using knowledge about securities transactions for Clients to profit personally either directly or indirectly, including by purchasing or selling such securities.

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Responsibility

All Supervised Persons are responsible for performing their duties consistent with the policy described above. If questions arise, contact the Compliance Department for guidance and clarification. The Compliance Department is responsible for ensuring the above-mentioned disclosure is included in each RIA’s Form ADV Part 2.

Personal Security Transactions and Holdings

Background

The personal security records required under Rule 204A-1 are intended as a means of bringing inappropriate trading practices to light. It requires, among other things, an access person to report to the Compliance Department a list of reportable securities in which he or she has a beneficial ownership and transactions made in reportable securities. (Italicized terms are defined below.) The timing of those reports is as follows:

Definitions

The definitions noted below are specific to this section (Personal Security Transactions and Holdings) of the Manual.

•	Access person is defined as a supervised person who:

•	Makes or participates in making investment recommendations to Clients;

•	Has the ability to access nonpublic information regarding a Client’s security holdings, such as, what recommendations were given or will be given to them and what securities they currently hold or will be holding; or

•	At the discretion of the Compliance Department, consultants, independent contractors, or interns used by the RIA whose duties may expose them to investment recommendations made to Clients or Clients’ nonpublic information.

•	Reportable securities include, but are not limited to, the following types of securities, regardless of the type of account in which they are held (e.g., IRA or 401(k)), and regardless of whether the account is a discretionary or non-discretionary account:

•	Stocks

•	Municipal or corporate bonds

•	Derivatives (e.g., options, futures)

•	Closed-ends funds

•	Exchanged Traded Products (e.g., ETFs, ETNs)

•	Hedge funds

•	REITs

•	Restricted stock units (net units), at the time the units vest

•	Exercised stock options

•	Private placements

•	Open-end mutual funds for which the RIA acts as an investment adviser or sub-adviser (Please contact the Compliance Department for the current list of these investment options.)

•	Collective investment trusts in which the RIA is an investment adviser or sub-adviser to (please contact the Compliance Department for the list of those funds)

•	Reportable securities do not include:

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•	Direct obligations of the US government (e.g., U.S Treasury Bonds)

•	Cash and money market instruments such as bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (i.e., an instrument having a maturity of less than 366 days and rated in one of the highest two rating categories by a NRSRO)

•	Shares in open-end mutual funds, including money market funds (except for those in which the RIA is an investment adviser or sub-adviser)

•	Units in a unit investment trust (except for those in which the RIA is an investment adviser or sub-adviser) which includes separate accounts supporting an insurance company’s variable insurance contracts, like for example a variable annuity

•	Unvested restricted stock units of Morningstar, Inc. stock

•	Unexercised stock options of Morningstar, Inc. stock

•	529 Plan securities

•	Beneficial ownership is where an access person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction. Generally, this includes reportable securities owned by immediate family members residing in your home (e.g., a reportable security held in an account that is under your spouse or partner’s name), investment club accounts, or other accounts where you have the ability to influence trading decisions.

Policy

Supervised Persons will be considered access persons; thus subject to the below reporting requirements.

The reporting requirements are:

•	Initial Report—Within ten calendar days of being a Supervised Person, she/he must provide an inventory of all reportable securities that she/he has a beneficial ownership in. That inventory of reportable securities must be current within 45 days of becoming a Supervised Person.

•	Quarterly Report —Within 30 calendar days after a calendar quarter end, or such earlier date as may be specified by the Compliance Department, each Supervised Person must provide a list of all transactions that occurred during the prior calendar quarter in reportable securities in which he or she has a beneficial ownership via the compliance reporting system by (1) reviewing the list of transactions in reportable securities delivered via electronic data feed, (2) notifying the Compliance Department of any erroneous electronic feed transaction data, (3) adding any transactions in reportable securities and uploading a copy of the account’s statement(s)for the quarter not captured by electronic data feeds, and (4) certifying as to the accuracy and completeness of the list of all transactions made during the previous calendar quarter in reportable securities in which he or she has a beneficial ownership. Transactions affected as part of an automatic investment plan are not required to be reported. This report must be completed even if the access person does not have any transactions in reportable securities during the prior calendar quarter.

•	Annual Report—Within 30 calendar days after the calendar year-end, or such earlier date as may be specified by the Compliance Department, each Supervised Person must provide an inventory of all reportable securities in which he or she has a beneficial ownership in the compliance reporting system by (1) reviewing the list of holdings in reportable securities delivered via electronic data feed, (2) notifying the Compliance Department of any erroneous data provided by an electronic broker feed, (3) adding any holdings in reportable securities and uploading a copy of each account’s year-end statement not captured by electronic data feeds, and (4) certifying as to the accuracy and completeness of the list as of the calendar year-end of all holdings in reportable securities in which he or she has a beneficial ownership. This report must be completed even if the access person does not have any holdings in reportable securities during the prior calendar year.

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All Supervised Persons are required to obtain written or electronic approval from the RIA’s Chief Compliance Officer prior to participating in an initial public offering (“IPO”) or investing in a private placement (which includes hedge funds). Electronic requests to the Chief Compliance Officer for IPO or private placement transactions are to be made through the compliance reporting system.

All Supervised Persons are prohibited from executing a transaction in a reportable security when it is listed on the Restricted List for Analysts (“Restricted List”). The Restricted List is continuously updated in real time and is available on the Pond on the Toolkit tab, under the Legal/Compliance section by clicking the link for Restricted Stocks.

If a Supervised Person has advanced knowledge of an upcoming or likely transaction directed by an RIA in an equity or ETF security, the Supervised Person may not direct or influence any transaction in similar securities (including options on that security) in any beneficially owned accounts from the time they are made aware of the transaction until a reasonable period of time (e.g., 48 hours) has passed after the RIA has placed the trade for its clients.

The Compliance Department has the right to request from a Supervised Person duplicate trade confirmations or account statements for a given period.

Responsibility

All Supervised Persons are responsible for reporting their personal securities holdings and transactions as described above, and for conducting their trading activities in accordance with the policy described above. If questions arise, contact the Compliance Department for guidance and clarification.

Violations

Violations of the Personal Security Transactions and Holdings Policy are handled by the Compliance Department and appropriate Senior Management (if applicable) on a case-by-case basis. The type, severity, and frequency of violations are all considered when determining a proper course of action.

In general, a first minor violation will include a written notification to the Supervised Person along with a review of the Code of Ethics with the access person by the Compliance Department. A second minor violation will include written notification to the Supervised Person, notification to their manager, review of the Code of Ethics, and any additional conditions as imposed by the Supervised Person’s manager. Major violations or continuing violations after the first two warnings will be handled in accordance with the severity of the violations. Violations of the Personal Securities Transactions and Holdings policy or the Morningstar, Inc. Securities Trading and Disclosure Policy may include the requirement to reverse the transactions in question and additional penalties which could include, but are not limited to, trading restrictions, donation of gains made from trading in restricted securities to an appropriate charitable organization, or heightened trading supervision.

Insider Trading

Background

Investment advisers may have access to material information that has not been publicly disseminated. To combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act, requiring an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading.

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Insider-trading violations have occurred when persons traded on non-public information, such as (1) a company had sustained its first and unexpected loss, (2) substantial change, both positive and negative, in a company’s earnings projections, or (3) a tender offer to be made for a company’s securities above the market price. Legal sanctions have been applied to both persons inside a company who traded the stock and persons inside the company who told persons outside the company who traded the stock.

Although the term “insider trading” is not defined under securities laws, it is generally considered to mean:

•	The use of material, nonpublic information to trade securities; or

•	The communication of material nonpublic information to others.

•	In this context, information is “material” if there is a substantial likelihood a reasonable investor would consider the information important in making a securities-related decision. Positive or negative information may be material.

•	Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

“Awareness” Standard

An employee will be liable for securities bought or sold while being “aware” of inside information, except if the employee (1) can demonstrate that before becoming aware of the inside information, he or she entered into a binding contract to trade that security, (2) provided instructions to a broker or a financial adviser to execute a trade before becoming aware of inside information, or (3) adopted, and had previously adhered to, a written plan specifying purchases or sales of a security prior to becoming aware of inside information

Policy

Supervised Persons are strictly prohibited from trading securities while in possession of material, nonpublic information. Supervised Persons are also strictly prohibited from communicating material nonpublic information to others.

To reduce the possible misuse of inside information, Supervised Persons should follow these guidelines:

•	If the Supervised Person receives inside information, he or she must immediately notify his or her manager and the Compliance Department.

•	Except as noted in the above bullet point, Supervised Persons must not communicate inside information to others (i.e., no tipping).

•	Supervised Persons are prohibited from trading in a security while in possession of inside information about that security or the issuer of that security.

•	Supervised Persons are prohibited from trading in securities of issuers included on the Restricted List.

•	To prevent sensitive information from being made available to unauthorized persons; the same guidelines should be followed as previously noted under Client’s Non-Public Personal Information.

Responsibility

All Supervised Persons are prohibited from trading on inside information, and from tipping such inside information to others. If questions arise, contact the Compliance Department for guidance and clarification.

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Firm’s Confidential Information

Policy

Supervised Persons should not disclose confidential information concerning the RIA or its affiliates to anyone outside of Morningstar, Inc. and its subsidiaries without the prior approval of the RIA’s Chief Compliance Officer. Supervised Persons may disclose to Clients, after publication, information contained within Morningstar, Inc.’s 10-Q, 10-K, or 8-K including the status of regulatory investigations of the RIA or its affiliates.

Any request for information that is not generally released in the normal course of business, should be referred to the Chief Compliance Officer for determination as to whether or not such request will be fulfilled.

Responsibility

All Supervised Persons are responsible for protecting the RIAs’ confidential information, and are responsible for performing their duties in a manner described above. If questions arise, contact the Compliance Department for guidance and clarification.

Requests from or Visits by Regulatory Authorities

Policy

All contacts, inquiries, or requests—written or oral—for information or documents by governmental or self-regulatory authorities (e.g., SEC, DOL, FINRA, state regulatory agencies), are to be reported immediately to the Chief Compliance Officer. In the case of telephone requests, the Supervised Person receiving the request should obtain the name, agency, address, and telephone number of the representative making such request.

Responsibility

All Supervised Persons are responsible for reporting any regulatory inquiries to the Chief Compliance Officer. If questions arise, contact the Compliance Department for guidance and clarification.

Subpoenas or Other Legal Process

Policy

Only officers of a RIA may accept a subpoena or other legal process related to the RIA. If service is attempted upon a non-officer Supervised Person, he or she must immediately contact the Chief Compliance Officer.

Responsibility

All Supervised Persons are responsible for adhering to the policy described above. If questions arise, contact the Compliance Department for guidance and clarification.

Reporting Violations

Background

Rule 204a-1 of the Advisers Act requires all supervised persons (e.g., employees of an investment adviser) to report promptly any violations of the firm’s Code of Ethics that occurred or are about to occur, violations should be reported either to the compliance department or to a third party designated by the firm.

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In addition, the Dodd-Frank Act contains provisions with respect to whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Act provides that the SEC will pay awards to eligible whistleblowers that voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. An “eligible whistleblower” is someone who possesses a reasonable belief that the information he or she is providing relates to a securities law violation that has occurred, is ongoing, or is about to occur, and who provides that information as required under Section 21F(h)(1)(A) of the Securities Exchange Act of 1934. The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Dodd-Frank Act.

Policy

Supervised Persons must alert the Chief Compliance Officer immediately of any actual or suspected violations of applicable securities laws, Code of Ethics, or any other suspected wrongdoings.

The compliance department will, to the extent reasonably possible, keep confidential the identity of the reporting employee, the information provided, and any subsequent discussions or actions in response to the reporting employee’s notification. In the course of any investigation, however, compliance may find it necessary to share information with others on a “need to know” basis.

The RIAs do not permit any form of intimidation or retaliation against any Supervised Person that brings potential violations of applicable securities laws, Code of Ethics, or suspected wrongdoings to the attention of a compliance staff member or the SEC directly.

Responsibility

All Supervised Persons are to alert the Chief Compliance Officer immediately upon becoming aware that a RIA or any of its officers, employees, or agents (e.g., solicitors) has committed or is about to commit a:

•	material violation of any applicable securities laws;

•	breach in the RIA’s fiduciary duty arising under any federal or state laws;

•	material violation of any federal or state law;

•	Code of Ethics violation; or

•	An act of wrongdoing such as, but not limited to, bribery, theft, falsifying documents, destroying/deleting documents or lying to regulators.

Such notification should be in writing and include documentation supporting the evidence of the violation. In lieu of notifying a compliance staff member directly, notifications can be sent using the Global Compliance website (www.integrity-helpline.com/morn.jsp) or by calling 1-800-555-8316.

Although Supervised Persons are encouraged to report violations as outlined above, Dodd Frank does not include a requirement that violations be reported internally prior to reporting such violations to the SEC.

Excluding Code of Ethics violations, Chief Compliance Officer will alert Senior Management and Morningstar, Inc.’s General Counsel upon receiving any of the above notifications.

A Code of Ethics violation by a Supervised Person will be addressed by Compliance on a case-by-case basis depending on a number of factors including but not limited to the severity of violation and recidivism.

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The Chief Compliance Officer and/or General Counsel will review the evidence supplied by the Supervised Person and will determine whether an investigation is appropriate and if so, the form that the investigation should take. Outside counsel or any other third-party expert may be engaged to assist in making such a determination. The Chief Compliance Officer is responsible for ensuring the assessment and if applicable, investigation is completed within 120 calendar days of the notification.

The Chief Compliance Officer and/or the General Counsel will oversee any investigation conducted. At the conclusion of an investigation, the Chief Compliance Officer will (1) inform Senior Management of the results of the investigation, (2) recommend the appropriate measures that should be adopted and implemented, and (3) inform the reporting employee of the findings of the investigation as well as any actions taken.

The Chief Compliance Officer will act commensurate with the facts and circumstances of the situation. With respect to Code of Ethics violations, the severity of the Code of Ethics violation and, if applicable, the frequency of which the Supervised Person has had previous Code of Ethics violations will be taken under consideration. Such action may include issuing a written warning to the Supervised Person, recommending to Senior Management that disciplinary action be taken, or recommending to Senior Management that the violator be terminated.

The Chief Compliance Officer will take any other actions that he/she deems appropriate if RIA’s senior management fails in any material respect to implement the appropriate measures recommended by the Chief Compliance Officer.

Supervised Persons are prohibited from intimidating or retaliating against a fellow employee who has reported to the Chief Compliance Officer or the SEC directly evidence of a material violation of applicable securities laws, Code of Ethics, or any other suspected wrongdoing that occurred or is about to occur.

•	The manager of the Supervised Person who reported the improper activities will monitor to ensure that the employee is not retaliated against due to his or her reporting of the improper activities.

•	Managers are responsible for periodically communicating to their direct reports the firm’s prohibition from intimidating or retaliating against an employee who alerted the Chief Compliance Officer or the SEC directly regarding potential violations.

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